Exhibit 3.3
GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

CERTIFICATE OF CORRECTION

Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the “SDAT”) that:

FIRST:    The title of the document being corrected by this Certificate of Correction is the Fourth Articles of Amendment and Restatement of the Corporation that was filed with and accepted for record by the SDAT on July 14, 2017.

SECOND:    The name of the sole party to the Fourth Articles of Amendment and Restatement is Griffin Capital Essential Asset REIT, Inc.

THIRD:    The Fourth Articles of Amendment and Restatement were filed for record with the SDAT on July 14, 2017.

FOURTH: As previously filed, the third sentence of Section 7.1 of the Fourth Articles of Amendment and Restatement read as follows:

"The Corporation elects pursuant to Section 3-804(c) of the MGCL that, except as may be provided by the board of directors in setting the terms of any class or series of Common Stock, any and all vacancies constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred an until his or her successor is duly elected and qualifies."

FIFTH: The third sentence of Section 7.1 of the Fourth Articles of Amendment and Restatement is hereby corrected to read as follows:

"The Corporation elects pursuant to Section 3-804(c) of the MGCL that, except as may be provided by the board of directors in setting the terms of any class or series of Common Stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies."

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IN WITNESS WHEREOF, Griffin Capital Essential Asset REIT, Inc., has caused this Certificate of Correction to be signed and acknowledged in its name and on its behalf by its President and attested to by its Assistant Secretary on this 7th day of March, 2018; and its President acknowledges that this Certificate of Correction is the act of Griffin Capital Essential Asset REIT, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

/s/ Howard S. Hirsch	By: /s/ Michael J. Escalante (SEAL)
Name:Howard S. Hirsch	Name: Michael J. Escalante
Title: Assistant Secretary	Title: President

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